Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:

11/5/10	MEDIA:
	Heidi Barker	630-623-3791

INVESTORS:
	Mary Kay Shaw	630-623-7559

McDONALD’S NAMES STEVE EASTERBROOK

AS PRESIDENT OF McDONALD’S EUROPE

The McDonald’s Corporation Board of Directors today elected Steve Easterbrook, currently McDonald’s Executive Vice President and Global Chief Brand Officer, as President of McDonald’s Europe effective December 1, 2010.

Easterbrook, previously CEO of McDonald’s United Kingdom and President of Europe’s Northern Division, succeeds Denis Hennequin, who will resign from McDonald’s on November 30, 2010 to become Chief Executive Officer of the Accor Hotels Group.

Easterbrook, 43, will oversee operations of more than 6,800 McDonald’s restaurants in 39 European countries. In his new role he will report to McDonald’s President and Chief Operating Officer Don Thompson.

“Steve’s keen knowledge of our business in Europe and his consumer-driven approach to building our brand make him the ideal choice to lead McDonald’s Europe,” said Thompson. “We are confident that his strong commitment to our customers and to our employees will fuel continued success in Europe.”

“The opportunity to lead the McDonald’s Europe team is a great honor,” said Easterbrook. “In accepting this position, I’d like to pay tribute to Denis Hennequin for his leadership in driving our business in Europe. We’ll strive to maintain and accelerate our strong momentum by anticipating the needs of our customers, investing in our employees, and further developing our brand.”

Easterbrook’s return to Europe reflects McDonald’s solid succession planning process and the global alignment around the Plan to Win- McDonald’s business strategy.

“The strong performance of McDonald’s Europe is a key component to our overall success, and Steve’s track record shows that he’ll do an excellent job leading the business,” said Jim Skinner, McDonald’s Chief Executive Officer.

Easterbrook is a 16-year McDonald’s veteran with experience in finance, operations, and supply chain. He took over as CEO of the U.K. in April 2006, and added responsibility for Sweden, Finland, Denmark, Norway, and Ireland in January 2007.

Skinner added, “We have a deep bench of talent at McDonald’s, and we will name a successor for the Global Chief Brand Officer position in the near future.”

McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving 60 million customers in more than 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women. To learn more about the company, please visit www.aboutmcdonalds.com and follow us on Facebook (www.facebook.com/aboutmcdonalds) and Twitter (http://www.twitter.com/mcdonaldscorp)

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